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CONSULTING SERVICES AGREMENT

The Consulting Services Agreement ("Agreement'), which is made and entered into as of the date set forth below, by and between lbbotson Associates, Inc., an Illinois corporation ("Ibbotson") and Calvert Asset Management Company, on behalf of the Board of trustees of the Calvert Social Investment Fund ("Customer').

RECITALS

WHEREAS, Customer desires to purchase certain consulting services from Ibbotson; and

WHEREAS, lbbotson is willing to perform such consulting services under the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals, and in reliance upon the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. SERVICES AND PAYMENT

1.1 Services and Ordering Procedure.

1.1.1 Description of Services. The services ("Services") to be performed by lbbotson are described in a Work Order ("Work Order"), which is attached hereto and made a part hereof. Such Work Order sets forth (a) the Services to be provided; (b) time schedule under which lbbotson will use its reasonable commercial efforts to perform said Services; and (c) Ibbotson's fees for the Services. Ibbotson shall have no responsibility, to provide any services to Customer, except as set forth in a valid and mutually executed Work Order.

1.1.2 Conflicts in Interpretation. Such Work Order, or any amendments thereto, shall be governed by the terms of this Agreement. However, in the case of a conflict between the Work Order and this Agreement, the terms of the Work Order shall prevail.

1.1.3 Standard of Care. In providing the services, Ibbotson shall exercise its best judgment and care; provided, however, that Ibbotson shall not be liable for any error of judgment or mistake of law or for any loss suffered by Customer in connection with the matters to which this Agreement relates, except by reason of gross negligence, willful misconduct, or fraud on Ibbotson's part in the performance of its duties, except as otherwise required by applicable law.

1.2 Amended Work Orders. The parties hereto may amend or change the Work Order solely by mutually agreeing upon and executing a written amendment signed by the parties ("Amended Work Order"); provided, however, that no Amended Work Order shall be required for de minimis amendments. Any Amended Work Order shall be governed by the provisions of the agreement. lbbotson shall have no obligation to perform any services discussed by the parties during negotiations for an Amended Work Order unless or until they are reflected in an Amended Work Order.

1.3 Fees for Services. The parties agree that the Services shall be performed in accordance with the fees set forth in the attached Work Order.

1.4 Incidental Expenses and Material. Unless otherwise indicated in the applicable Work Order, the fees for Services shall not include incidental expenses and the costs of materials. Accordingly, Customer shall reimburse Ibbotson for the reasonable costs of materials and the actual travel and out--of--pocket expenses incurred in connection with the performance of, the Services in accordance with the Work Order. However, no incidental expenses or costs shall be billed or payable without Customer's consent.

1.5 Invoicing and Payment. Ibbotson shall invoice Customer for all fees, expenses and any other charges related to the Services provided hereunder consistent with the invoicing schedule contained in the attached Work Order. Customer shall pay all such invoices within thirty (30) calendar days following the date of such invoices. All charges that are invoiced, but not paid within that thirty (30) calendar day period, shall be deemed overdue, and shall be subject to late charges calculated at the lesser rate of one and one--half percent (1.5%) per month or the maximum rate allowable at law. In addition, outstanding balances remaining more than five (5) calendar days following the due date shall give rise to a breach of this Agreement by Customer, and at the discretion of Ibbotson, may result in the suspension of any and all performances of any Services by Ibbotson pursuant to Section 2.5 if customer fails to cure such breach within five (5) days after receipt of written notice of same. Customer shall pay or reimburse all fees and expenses reasonably incurred by Ibbotson in collecting any amounts due under this Agreement, including, but not limited to, all reasonable attorneys' fees associated therewith, provided that the collection is of a valid nature and Ibbotson is the prevailing party in any litigation with respect to such collection efforts.

1.6 Performance. Customer shall make available such information as is required for Ibbotson to perform Services hereunder. In addition, Customer shall appoint a project manager ("Customer Project Manager") who shall act as a liaison between Ibbotson and Customer and provide and/or coordinate resources and personnel as reasonably requested by lbbotson, in its sole and reasonable discretion, to enable lbbotson to perform the Services.

1.7 Use of Ibbotson Name. So long as Customer uses the information, recommendations, reports and other work product provided by lbbotson in accordance with the Authorized Use provision of the Work Order, Customer may use lbbotson's name as the author of such work. Customer may use lbbotson's name in accordance herewith provided Ibbotson approves the use thereof and Ibbotson agrees that such approval will not be unreasonably withheld or delayed. The parties hereto agree that a material modification of the work product will be grounds for Ibbotson to withhold approval.

1.8 Delays. Customer's failure to perform its obligations set forth in the Work Order as may be, may affect Ibbotson's ability to meet its obligations thereunder. If Service is delayed as a result of Customer's failure to perform, Customer shall pay lbbotson's standard time and material rates for any increase in time or expenses incurred by Ibbotson resulting therefrom.

1.9 Taxes. The fees for Services do not include taxes. Customer agrees to pay all current and future sales, use, transfer and other taxes and duties, whether state, federal, national or international, however designated, which are levied or imposed because of the transactions contemplated by this Agreement; excluding, however, taxes on or measured by Ibbotson's income (collectively, "Taxes"). Customer agrees to indemnify and hold harmless lbbotson from all losses, as described in Section 3.1, arising from Customer's failure to report or pay such taxes. Customer promptly shall reimburse lbbotson for any such Taxes that are paid or accrued directly by Ibbotson as a result of this Agreement.

1.10 Business Practices. Customer shall not engage in marketing or business practices or other acts which would in any way damage or reflect adversely upon Ibbotson or the goodwill or reputation of Ibbotson.

2. TERM AND TERMINATION

2.1 Term The Agreement shall commence on the Date of Execution as set forth below and remain in effect unless earlier terminated by either or both of the parties in accordance with the terms of this Agreement.

2.2 Termination. Either party may terminate this Agreement, with or without cause, by providing the other party with ninety (90) days prior written notice. Customer shall be liable for payments of all amounts for Services rendered, including during such ninety (90) day period.

2.3 Effect of Termination. Except as otherwise expressly set forth in this Agreement, upon termination of this Agreement, all rights provided to Customer hereunder shall cease. Termination of this Agreement shall not limit either patty from pursuing any other remedies available to it, nor shall termination relieve Customer of its obligation to pay all charges that accrued prior to such termination.

2.4 Obligations of the Parties Upon Termination. In the event of termination, Customer shall promptly cease to use any of the material or information produced or provided by Ibbotson and return or destroy any such materials; and within thirty (30) days following such termination, shall provide written certification of such return or destruction to Ibbotson. Customer shall promptly pay all unpaid and outstanding amounts due to Ibbotson that have been accrued as of the date of termination.

2.5 Suspension of Services. In the event that Customer fails to pay an outstanding balance for more than five (5) calendar days following the due date, Ibbotson may, at its sole discretion, suspend performance of Services. Such suspension shall not relieve Customer of its obligations for the payment of any fees, expenses or other charges incurred through the date of the suspension and/or termination.

3. INDEMNIFICATION

3.1 General, Each party shall indemnify, defend and hold the other party and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the "Indemnified Parties") harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys' fees) arising out of any breach of Article 6 by a patty.

3.2 Indemnity by Ibbotson. Ibbotson will indemnify, defend and hold Customer's Indemnified Parties harmless from and against any suit or proceeding (`Action") brought against Customer arising out of breach or alleged breach by Ibbotson of any tern of this Agreement or alleging that the Service constitutes a misappropriation or an infringement upon a United States copyright, trademark or patent of a third party; provided, however, that: (a) Customer promptly notifies Ibbotson of the Action in writing; (b) Ibbotson has sole control of the defense and all related settlement negotiations; and (c) Customer provides Ibbotson with all assistance, information, arid authority reasonably necessary to defend and/or settle the indemnified Action. Ibbotson shall reimburse reasonable out--of--pocket expenses incurred by Customer in providing such assistance. Notwithstanding the foregoing, Ibbotson shall have no liability for any Action to the extent that it is based upon or due to: (a) any information, design, specification, instruction, software, data, or material not furnished by Ibbotson; (b) Customer's or a third party's modifications of or contributions to the materials or information provided by Ibbotson hereunder; (c) use of any materials or information provided by Ibbotson inconsistent with the terms of this Agreement; or (d) Customer's use of any materials or information provided by Ibbotson in combination with any product or information not owned or developed by lbbotson.

3.3 Indemnity by Customer. Customer will indemnify, defend and hold lbbotson's Indemnified Parties harmless from and against any Action brought against lbbotson arising from Customer's or Customer's Clients Indemnified Parties use of the materials or information provided by Ibbotson hereunder; provided, however, that Customer will not be liable to indemnify, defend and hold Ibbotson harmless from any damages arising from Customer's or Customer's Client's Indemnified Parties use of the materials or information provided by lbbotson hereunder and to the extent such damage was caused solely by the gross negligence or willful misconduct of lbbotson as determined in a court of competent jurisdiction.

4. REPRESENTATIONS, WARRANTIES AND DISCLAIMER

4.1 Warranty. Each party represents and warrants to the other party that it has full power and authority to enter into and perform its obligations under this Agreement.

4.2 Customer Warranty. Customer represents and warrants that: (a) it has all legal right, title and interest to Customer Data; (b) Ibbotson's use of Customer Data in accordance with the Work Order does not infringe any third party right or interest or constitute any illegal activity; and (c) all Customer Data is current, complete and accurate.

4.3 Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, IBBOTSON DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGMENT.

5. LIMITATION OF LIABILITY

5.1 Limitation of Liability. IBBOTSON'S TOTAL LIABILITY UNDER THIS AGREEMENT, THE WORK ORDER, AND ANY AMENDMENTS THERETO, SHALL NOT EXCEED $1 MILLION. IBBOTSON REPRESENTS AND WARRANTEES THAT IT WILL CARRY LIABILITY INSURANCE IN AT LEAST SUCH AMOUNT DURING THE TERM OF THIS AGREEMENT. IN THE EVENT THAT IBBOTSON'S LIABILITY INSURANCE IS INCREASED TO AN AMOUNT GREATER THAN $1 MILLION SUCH LIMITATION OF LIABILITY UNDER THIS AGREEMENT SHALL INCREASE ACCORDINGLY. THE FOREGOING LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, NEGLIGENCE AND ALL OTHER TORTS. IN NO EVENT WILL IBBOTSON BE LIABLE FOR LOSS OF PROFITS, DATA, OR BUSINESS OPPORTUNITY, ARISING FROM OR RELATED TO THIS AGREEMENT. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith; thus, nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which Customer may have under the federal securities laws.

5.2 Compliance. The provisions of this Article 5 allocate the risks under this Agreement between lbbotson and Customer for purposes of the Uniform Commercial Code and other applicable laws. Customer understands that Ibbotson's pricing reflects the allocation of risk and limitations of liability specified herein.

6. CONFIDENTIAL AND PERSONAL INFORMATION

6.1 Confidential Information. By virtue of this Agreement, the parties may have access to information that is confidential to one another including, without limitation, all business, technical, financial and/or any other proprietary information of the parties, products, processes, tools, services, technical knowledge and any other information and/or materials clearly marked as confidential or information identified as confidential at the time of disclosure or summarized as confidential in a written memorandum delivered to the recipient within thirty (30) calendar days of disclosure (collectively, "Confidential Information"). Notwithstanding the foregoing, a party's Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. The confidentiality obligation does not apply to confidential information that is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, provided that the party subject to same shall provide prompt written notice to the other party prior to such disclosure, so that such party may seek a protective order or other appropriate remedy.

6.2 Securing Confidential Information. Each party agrees to secure and protect the Confidential Information of the other in a manner consistent with the maintenance of the other party's rights therein, using at least as great a degree of care as it uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts. Neither party shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary. to perform its obligations under this Agreement or as expressly authorized in this Agreement. Each party represents that it has, and agrees to maintain, an appropriate agreement with each of its agents, customers or employees who may have access to Confidential Information sufficient to enable each party to comply with all of the terms of this Agreement.

6.3 Breach of Confidential Information. The parties agree that the unauthorized use by either party of the other patty's Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate. Accordingly, the parties agree that a breach of this Section shall entitle the non--breaching party to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages. The parties agree that the obligations under this Article shall survive during and for a period of five (5) years following the termination or expiration of this Agreement; provided, however, that if such Confidential Information is a trade secret, the obligations under this Article shall survive so long as such Confidential Information remains a trade secret, but no less than five (5) years from the expiration or termination of this Agreement.

6.4 Ibbotson's Knowledge. lbbotson shall be free to use for itself and for others, in any manner, the general knowledge, skill or experience acquired by Ibbotson in connection with this Agreement.

6.5 Personal Information. Ibbotson and Customer may have access to, or be provided with Personal Information. For purposes of this Agreement, Personal Information means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medical records. Both parties agree to use and disclose Personal Information only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal Information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm--Leach--Bliley Act (Public Law 106102). If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

7. GENERAL

7.1 Form ADV Ibbotson is registered as an investment adviser under applicable federal or state law. Notwithstanding the fact that Ibbotson is registered as an investment advisor, nothing contained herein shall be construed to imply that Ibbotson is providing investment advice to Customer or any party relying upon Customer. Ibbotson's Services to Customer are limited solely to the Services as set forth in the Work Order.

7.2 Captions Not Determinative Titles and paragraph headings herein are for convenient reference only and are not part of this Agreement.

7.3 Independent Contractors. Ibbotson and Customer are independent contractors to one another. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties

7.4 Force Majeure. Neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, acts of the common enemy, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.

7.5 Notice. All notices, including notices of address changes, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by registered or certified mail, postage prepaid to the appropriate address below:

If to Ibbotson:

Ibbotson Associates
225 North Michigan Avenue
Suite 700
Chicago, Illinois 60601--7676
Attn: Michael Annin
Telephone No.: (312) 616--7892
Telecopier No.: (312) 616--0404

If to Customer:

To the address and individual identified in Exhibit A. Along with: General Counsel, Calvert Asset Management Company, 4550 Montgomery Ave., Suite 1000N, Bethesda, MD 20814

7.6 Severability. In the event that any provision of this Agreement is held invalid by a court with jurisdiction over the parties, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

7.7 Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

7.8 Modification. No representation or promise hereafter made, nor any modification or amendment of this Agreement or any Amended Work Order, shall be binding unless in writing and executed by duly authorized agents of both parties.

7.9 Counterparts. This Agreement may be (a) executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document; and (b) executed by facsimile signature by any party hereto and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

7.10 Assignment Neither party may assign this Agreement or any of the rights or obligations granted hereunder without the other party's prior written consent.

7.11 Incorporation by Reference: The Work Order and Agreement by reference and made a part hereof by this reference.

7.12 Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of Illinois, without reference to its conflicts of law principles. ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN COOK COUNTY, ILLINOIS, U.S.A. THE PARTIES HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF, AND AGREE THAT VENUE IS PROPER IN COOK COUNTY, ILLINOIS FOR ANY ACTION OR PROCEEDING.

7.13 Survival The terms of Sections 1.5, 1.8, 2, 3, 4, 5, 6, and 7 shall survive the expiration or termination of this Agreement.

7.14 Authority. The person signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement.

7.15 Entire Agreement This Agreement and any, Addendums attached hereto, duly executed Work Orders and any duly executed Amended Work Orders constitute the complete agreement between the parties and supersede all previous or contemporaneous agreements, proposals, understandings, and representations, written or oral, with respect to the subject matter addressed herein. The Recitals included at the beginning of this Agreement are hereby incorporated into this Agreement by this reference thereto.

IN WITNESS WHEREOF, the parties have entered into this Consulting Services Agreement, and intend to be legally bound by it, as of this 13th day of January 2005.

Customer:_______________________

Authorized Signature: /s/ Steven A. Falci_
Name:__Steven A. Falci_______________

TITLE:__Senior V.P. & Chief Investment Officer, Equities

Ibbotson Associates, Inc.

Authorized Signature: /s/ Michael Annin___________
Name: Michael Annin

Title: Managing Director
Consulting Services Agreement 146717

Exhibit A

Customer Information

Full Name of Customer: Calvert Asset Management Company

Description of Legal Entity of Customer (e.g. Illinois Corporation): Delaware Corporation

Customer Address: 4550 Montgomery Avenue
Suite 1000
Bethesda MD, 20814

Customer Contact: John Nichols
Customer Contact Phone 301 657--7074
Customer Contact Fax: 301 951--0721
Customer Contact E--mail: John.Nichols@Calvert .com

Customer: Calvert Asset Management Company, on behalf of the Board of Trustees of the Calvert Social Investment Fund
Work Order Number: 146717

Date of Consulting Services Agreement: 1/13/2005

This Work Order forms a part of Consulting Services Agreement number 146717

Part A: Project Description

Scope of Services

Customer is the investment advisor to a number of mutual funds (and series of funds) that are offered directly to the public ("Retail Funds") through retail financial advisors. Customer is developing up to five new portfolios within one of their Retail Funds that are classified as fund--of--funds ("Calvert Fund of Funds"). Customer wishes to engage lbbotson to provide Consulting Services with respect to the new Calvert Fund of Funds portfolios ("Portfolios").

Each Portfolio will allocate its assets to selected funds currently managed by Customer. As part of its Consulting Services lbbotson will provide Customer with an allocation strategy for each of the five Portfolios. lbbotson will evaluate and recommend a strategic asset allocation strategy and a fund allocation strategy utilizing the existing Retail Funds to make recommendations as to allocations to such funds ("Allocation Funds") for the Calvert Fund of Funds Program. Each Portfolio will pursue a distinctive investment strategy that is appropriate for a target risk profile. Customer has determined that up to five of the following shall apply:

Portfolio 1 will have a risk profile of conservative
Portfolio 2 will have a risk profile of moderate conservative
Portfolio 3 will have a risk profile of moderate
Portfolio 4 will have a risk profile of moderate aggressive
Portfolio 5 will have a risk profile of aggressive

lbbotson will provide the following Consulting Services for each Portfolio:

Asset Class Models: lbbotson will provide to Customer an Asset Class Model for each Portfolio. Asset Class Models are asset allocation strategies that provide targets and ranges by asset class that are suitable to achieve a specific investment objective. In addition to the targets and ranges provided for each Asset Class Model, lbbotson will also include the expected return and standard deviation of each Asset Class Model. Asset Class Models will be delivered in a paper--based, tabular format. Asset Class Models will be updated on an annual basis for the term of this Work Order on or before February 28th.

Fund Allocation Recommendations: lbbotson will provide to Customer Fund Allocation Recommendations. Fund Allocation Recommendations are fund allocation targets and allocation ranges designed to satisfy the asset allocation strategy of a particular Portfolio. Fund Allocation Recommendations will be delivered in a paper based, tabular format. Fund Allocation Recommendations will be updated on a quarterly basis for the term of this Work Order by the 30`h business day following the calendar quarter end.

Methodology Report: lbbotson will develop and provide to Customer a Methodology Report for Customer's internal use only. The Methodology Report is a paper--based report that includes a description of the methods of analysis employed by lbbotson to develop the Work Product, including data and summary analysis output supporting conclusions that lbbotson deems relevant to the develop of the Work Product.

Part B: Project Timing and Fee Schedule

Upon authorization, as represented by a signed copy of this Work Order, a group of consultants will be assigned to execute the work on Customer's behalf. lbbotson expects to complete the setup phase of this project within six (6) weeks after receiving authorization. The setup phase includes the delivery of the Asset Class Models and Fund Allocation Recommendations. This assumes all necessary information is received in a timely fashion from Customer. On--going Services such as Portfolio monitoring, rebalancing, and quarterly reporting will commence upon launch date of the Calvert Fund--of--Funds Program.

After receiving Customer's approval, a conference call will be scheduled to discuss relevant project issues arid introduce the lbbotson personnel assigned to the project. lbbotson will submit preliminary drafts of the recommendations for Customer's review. In order to ensure that the project is completed in a timely manner, lbbotson requires that any drafts delivered to Customer be reviewed within two (2) weeks. This standard procedure is in place to ensure that the work product is delivered on time and as needed. Should a course of action not be finalized within two (2) weeks of lbbotson sending a preliminary draft, lbbotson will assume it to be approved and continue with the engagement. lbbotson's fees for the proposed work are as follows:

lbbotson Consulting Services Fees. The fees for this Service consist of an ongoing annual fee and a minimum annual fee, paid in advance. The annual fee will be determined by the assets under management in the Calvert Fund of Funds Program in accordance with the below fee schedule.

Aggregate Assets Under Management	Annual Fee
Net Assets Greater than $0 Minimum Annual Fee	0.05% $75,000

Customer agrees to pay lbbotson a Minimum Annual Fee of $75,000 per year for each year in which this Work Order remains in effect. This fee shall be paid in full upon execution of this Work Order and as of December 31st for each subsequent year in which this Work Order remains in effect. Payment of the Minimum Annual Fee shall be applied as a credit towards the Asset Based Fee for the period January 1st to December 31st of each subsequent year.

The Asset Based Fee is payable quarterly, in arrears. Such fee is calculated at the beginning of each calendar quarter based on the average quarterly net assets, in the aggregate, in the Program as of the end of the prior quarter ("billing quarter"). Customer agrees to provide a written report to lbbotson that provides the total average quarterly assets under management by Portfolio to lbbotson by the 5th business day following calendar quarter end. Payment of additional Asset Based Fees shall be due when the value of aggregate Asset Based Fees exceeds the Minimum Annual Fee paid in advance.

These fees include all ordinary costs of doing business such as secretarial and computer support, telephone, and postal costs. Additional expenses, such as mandated travel and data acquisition costs, would be billed separately and only with Customer's approval. Should the scope or nature of the engagement change materially from the terms and description provided here, this Work Order may be amended ("Amended Work Order").

Term of Work Order

This Work Order shall remain in effect for a minimum of twenty--four (24) months as of the date of signature and until terminated thereafter, unless terminated earlier by Customer on account of the non--' approval by the Retail Funds' Board of Trustees/Directors of the initial engagement of lbbotson to provide consulting services or the termination of the Calvert Fund of Funds Program pursuant to the authority of the Retail Funds' Board of Trustees/Directors. A party shall have the right to terminate this agreement on thirty (30) days prior written notice to the other party in the event of the breach of this agreement, unless the other party cures such breach within such 30--day period. After the initial twenty--four (24) month period, this agreement may be terminated by either party with sixty (60) days written notice. In the event of termination, the applicable fees set forth in Part B of this Work Order shall be prorated to the effective date of the termination.

Part C: Authorized User

The Services provided under this Work Order are intended for exclusive use of Customer in conjunction with the Calvert Fund of Funds as defined herein. The Services are intended solely to assist Customer in its capacity as investment advisor to the Calvert Fund of Funds Program.

Customer may make reference to lbbotson Associates' name in connection with marketing and promotional materials related to the Calvert Fund of Funds Program and in any description of the Calvert Fund of Funds contained in any prospectus or other regulatory filing provided that i) the relationship between the lbbotson Associates and Customer is described as consultative in nature and not as providing sub--advisory services to Customer or to the Calvert Fund of Funds Program, ii) the scope of Services provided by lbbotson is clearly disclosed, iii) the nature of the Services provided by lbbotson Associates is not altered in any material way, and iv) lbbotson Associates must review and approve in writing each use and reference of the lbbotson Associates name. lbbotson Associates agrees that such approval will not be unduly delayed and agrees to approve all references to its name within 1 week of receiving a copy of such materials and a written request for their approval. Should Customer materially alter the information provided hereunder, it must refrain from using lbbotson Associates' name and must notify lbbotson thirty (30) days prior to using such modified information.

Use of the work product in any manner other than in the investment operations of the Calvert Fund of Funds Program as described herein is expressly prohibited. Customer may not copy, reproduce or redistribute the methodology report in any manner to any party without the express written consent of lbbotson.

Work Order Acceptance:

Customer agrees and understands that the lbbotson Associates Consulting Services Agreement 146717 dated 1/13/05 and any Amendments thereto apply to this Work Order 146717. The parties intend to be bound by this Work Order as of the 13th day of January, 2005.

Customer: Calvert Asset Management Company, Inc.

Authorized Signature: /s/ Steven A. Falci

Name: Steven A Falci

Title: Senior VP & Chief Investment Officer, Equities

lbbotson Associates, Inc.

Authorized Signature: /s/ Michael Annin

Name: Michael Annin

Title: Managing Director